Exhibit 10.2

Execution Version

GUARANTY AND SECURITY AGREEMENT

This GUARANTY AND SECURITY AGREEMENT (this “Agreement”), dated as of July 11, 2024, by and among the Persons listed on the signature pages hereof as “Grantors” and those additional entities that hereafter become parties hereto by executing the form of Joinder attached hereto as Annex 1 (each, a “Grantor” and collectively, the “Grantors”), and JPMORGAN CHASE BANK, N.A. (“JPMorgan”), in its capacity as agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, “Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Credit Agreement, dated as of July 11, 2024 (as amended, amended and restated, supplemented, extended, renewed, restated, replaced or otherwise modified from time to time, the “Credit Agreement”), by and among CPI CARD GROUP INC., a Delaware corporation, as parent (“Parent”), CPI CG Inc., a Delaware corporation, and those additional entities that hereafter become parties to the Credit Agreement as Borrowers in accordance with the terms thereof, each, a “Borrower” and individually and collectively, jointly and severally, as the “Borrowers”), the lenders party thereto as “Lenders” (each of such Lenders, together with its successors and assigns, is referred to hereinafter as a “Lender”), and Agent, the Lender Group has agreed to make loans and provide other financial accommodations available to Borrowers from time to time pursuant to the terms and conditions thereof;

WHEREAS, Agent has agreed to act as agent for the benefit of the Lender Group and the Bank Product Providers in connection with the transactions contemplated by the Credit Agreement and this Agreement;

WHEREAS, in order to induce the Lender Group to enter into the Credit Agreement and the other Loan Documents and to extend the Loans thereunder, to induce the Bank Product Providers to enter into the Bank Product Agreements, and to induce the Lender Group and the Bank Product Providers to make financial accommodations to Borrowers as provided for in the Credit Agreement, the other Loan Documents and the Bank Product Agreements, (a) each Grantor (other than any Borrower) has agreed to guaranty the Guarantied Obligations, and (b) each Grantor has agreed to grant to Agent, for the benefit of the Lender Group and the Bank Product Providers, a continuing security interest in and to the Collateral in order to secure the prompt and complete payment, observance and performance of, among other things, the Secured Obligations; and

WHEREAS, each Grantor (other than any Borrower) is an Affiliate of each Borrower and, as such, will benefit by virtue of the financial accommodations extended to Borrowers by the Lender Group.

NOW, THEREFORE, for and in consideration of the recitals made above and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions; Construction.

(a)All initially capitalized terms used herein (including in the preamble and recitals hereof) without definition shall have the meanings ascribed thereto in the Credit Agreement. Any terms (whether capitalized or lower case) used in this Agreement that are defined in the Code (including, without limitation, Account, Account Debtor, Chattel Paper, Commercial Tort Claims, Control, Deposit Account, Drafts, Documents, Equipment, Fixtures, General Intangibles, Goods, Inventory, Investment Property, Instruments, Letters of Credit, Letter-of-Credit Rights, Promissory Notes, Proceeds, Securities Account and

Supporting Obligations) shall be construed and defined as set forth in the Code unless otherwise defined herein or in the Credit Agreement; provided, that to the extent that the Code is used to define any term used herein and if such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern. In addition to those terms defined elsewhere in this Agreement, as used in this Agreement, the following terms shall have the following meanings:

(i)“Acquisition Documents” means the agreements, instruments and documents evidencing, or entered into in connection with, an Acquisition (including a Permitted Acquisition) by a Grantor.

(ii)“Activation Instruction” has the meaning specified therefor in Section 7(k)(ii) hereof.

(iii)“Agent” has the meaning specified therefor in the preamble to this Agreement.

(iv)“Agreement” has the meaning specified therefor in the preamble to this Agreement.

(v)“Books” means books and records (including each Grantor’s Records indicating, summarizing, or evidencing such Grantor’s assets (including the Collateral) or liabilities, each Grantor’s Records relating to such Grantor’s business operations or financial condition, and each Grantor’s goods or General Intangibles related to such information).

(vi)“Borrower” and “Borrowers” have the respective meanings specified therefor in the recitals to this Agreement.

(vii)“Code” means the New York Uniform Commercial Code, as in effect from time to time; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority, or remedies with respect to Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies.

(viii)“Collateral” has the meaning specified therefor in Section 3 hereof.

(ix)“Collection Account” means a Deposit Account of a Grantor which is used exclusively for deposits of collections and proceeds of Collateral and not as a disbursement or operating account upon which checks or other drafts may be drawn, and which is designated as such and listed on Schedule 9.

(x)“Collections” means, all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, cash proceeds of asset sales, rental proceeds and tax refunds).

(xi)“Commercial Tort Claims” means commercial tort claims (as that term is defined in the Code), and includes those commercial tort claims listed on Schedule 1.

(xii)“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

(xiii)“Controlled Account” means a Deposit Account or Securities Account other than an Excluded Account.

(xiv)“Controlled Account Bank” has the meaning specified therefor in Section

7(k) hereof.

(xv)“Copyrights” means any and all rights in any works of authorship, including (A) copyrights and moral rights and (B) copyright registrations and recordings thereof and all applications in connection therewith including those listed on Schedule 2.

(xvi)“Copyright Security Agreement” means each Copyright Security Agreement executed and delivered by Grantors, or any of them, and Agent, in substantially the form of Exhibit A.

(xvii)“Credit Agreement” has the meaning specified therefor in the recitals to this Agreement.

(xviii)“Excluded Accounts” means (A) Deposit Accounts and Securities Accounts with an amount on deposit therein of not more than $50,000 at any one time for any individual account and $250,000 at any one time in the aggregate for all such Deposit Accounts or Securities Accounts,

(B) any Deposit Accounts or Securities Accounts described in clause (I) of the definition of “Excluded Assets”, (C) the Note Priority Accounts] (as defined in the ABL/Notes Intercreditor Agreement), or (D) any Trust Fund Account.

(xix)“Excluded Asset” has the meaning specified therefor in Section 3 hereof.

(xx)“Excluded Equity Interests” means (A) more than 65% of the issued and outstanding voting Equity Interests of (x) each CFC that is directly owned by any Grantor and (y) any Foreign Holdco, (B) any Equity Interests of any person (other than a Wholly Owned Domestic Subsidiary that is directly owned by any Grantor, excluding any Equity Interests of any Unrestricted Subsidiary), to the extent restricted or not permitted by the terms of such person’s organizational documents or other agreements with holders of such Equity Interests (so long as such prohibition did not arise as part of the acquisition or formation of such person and other than to the extent that any such prohibition would be rendered ineffective pursuant to the Code or any other applicable law); provided that such Equity Interests shall cease to be an Excluded Equity Interest at such time as such prohibition ceases to be in effect, (C) any Equity Interests if, to the extent and for so long as the pledge of such Equity Interests hereunder is prohibited or limited by any applicable law (other than to the extent such prohibition would be rendered ineffective under the Code or any other applicable law); provided that such Equity Interests shall cease to be an Excluded Equity Interest at such time as such prohibition or limitation ceases to be in effect, (D) any Equity Interests if, to the extent and for so long as the pledge of such Equity Interests hereunder would result in (1) material adverse tax consequences or (2) material adverse regulatory consequences, in each case as reasonably determined by the Borrower in good faith, (E) any Equity Interests that the Borrower has notified Agent in writing to treat as an Excluded Equity Interest for purposes hereof on account of the cost, difficulty, burden or consequences of pledging such Equity Interests hereunder being excessive in relation to the benefit to the holders of the security to be afforded thereby, (F) any Equity Interests in (1) any Subsidiary that is not a Wholly Owned Domestic Subsidiary of any Grantor, (2) Immaterial Subsidiaries, (3) any Subsidiary that is prohibited or restricted by applicable law or contractual obligation existing on the Closing Date or on the date any such Subsidiary is acquired or organized (so long as, in the case of an acquisition of a Subsidiary, such prohibition did not arise as part of such acquisition) from providing a guarantee or if such guarantee would require governmental (including regulatory) consent, approval, license or authorization, (4) any Subsidiary that is not a first-tier Subsidiary of any Grantor and (5) each Unrestricted Subsidiary and (G) margin stock.

(xxi)“Excluded Swap Obligation” means, with respect to any Grantor, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Grantor of (including by virtue of the joint and several liability provisions of Section 2.15 of the Credit Agreement with respect to any Grantor that is a Borrower), or the grant by such Grantor of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Grantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Grantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

(xxii)“Foreclosed Grantor” has the meaning specified therefor in Section

2(i)(iv) hereof.

(xxiii)“General Intangibles” means general intangibles (as that term is defined in the Code), and includes payment intangibles, software, contract rights, rights to payment, rights under Hedge Agreements (including the right to receive payment on account of the termination (voluntarily or involuntarily) of such Hedge Agreements), rights arising under common law, statutes, or regulations, choses or things in action, goodwill, Intellectual Property, Intellectual Property Licenses, purchase orders, customer lists, route lists, rights to payment and other rights under Acquisition Documents, rights to payment and other rights under any royalty or licensing agreements, including Intellectual Property Licenses, infringement claims, monies due or recoverable from pension funds, pension plan refunds, pension plan refund claims, insurance premium rebates, tax refunds, and tax refund claims, interests in a partnership or limited liability company which do not constitute a security under Article 8 of the Code, and any other personal property other than Commercial Tort Claims, money, Accounts, Chattel Paper, Deposit Accounts, goods, Investment Property, Negotiable Collateral, and oil, gas, or other minerals before extraction.

(xxiv)“Grantor” and “Grantors” have the respective meanings specified therefor in the preamble to this Agreement.

(xxv)“Guarantied Obligations” means all of the Obligations (including any Bank Product Obligations) now or hereafter existing, whether for principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), fees (including the fees provided for in the Fee Letter), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), or otherwise, and any and all expenses (including reasonable attorneys’ fees and expenses) incurred by Agent, any other member of the Lender Group, or any Bank Product Provider (or any of them) in enforcing any rights under any of the Loan Documents. Without limiting the generality of the foregoing, Guarantied Obligations shall include all amounts that constitute part of the Guarantied Obligations and would be owed by any Borrower to Agent, any other member of the Lender Group, or any Bank Product Provider but for the fact that they are unenforceable or not allowable, including due to the existence of a bankruptcy, reorganization, other Insolvency Proceeding or similar proceeding involving any Borrower or any Guarantor; provided, that, anything to the contrary contained in the foregoing notwithstanding, the Guarantied Obligations shall exclude any Excluded Swap Obligation.

(xxvi)“Guarantor” means each Grantor other than any Borrower.

(xxvii)“Guaranty” means the guaranty specified therefor in Section 2 hereof.

(xxviii)“Intellectual Property” means any and all (A) Patents, Copyrights, Trademarks, trade secrets, know-how, inventions (whether or not patentable), algorithms, software programs (including source code and object code), processes, product designs, industrial designs, blueprints, drawings, data, customer lists, URLs and domain names, specifications, documentations, reports, catalogs, literature, and any other forms of technology or proprietary information of any kind, including all rights therein and all applications for registration or registrations thereof, (B) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable with respect to any of the foregoing, and (C) rights to sue for past, present and future infringements thereof, and (D) all of each Grantor’s rights corresponding thereto throughout the world.

(xxix)“Intellectual Property Licenses” means, with respect to any Grantor, (A) any licenses or other similar rights provided to such Grantor in or with respect to Intellectual Property owned or controlled by any other Person, and (B) any licenses or other similar rights provided to any other Person in or with respect to Intellectual Property owned or controlled by such Grantor, in each case, including (x) any software license agreements (other than license agreements for commercially available off-the-shelf, shrink-wrapped or “click to accept” software licenses or other licenses to generally commercially available software or licenses that are incidental to the transaction contemplated by the contract containing such license software), (y) the license agreements listed on Schedule 3, and (z) the right to use any of the licenses or other similar rights described in this definition in connection with the enforcement of the Lender Group’s rights under the Loan Documents.

(xxx)“Investment Property” means (A) any and all investment property (as that term is defined in the Code), and (B) any and all of the following (regardless of whether classified as investment property under the Code): all Pledged Interests, Pledged Operating Agreements, and Pledged Partnership Agreements.

(xxxi)“Joinder” means each Joinder to this Agreement executed and delivered by Agent and each of the other parties listed on the signature pages thereto, in substantially the form of Annex 1.

(xxxii)“Lender” and “Lenders” have the respective meanings specified therefor in the recitals to this Agreement.

(xxxiii)“Material Real Property Asset” means any fee-owned Real Property located in the United States (A) owned by any Grantor as of the Closing Date having a fair market value (as determined by the Borrower in good faith after taking into account any liabilities with respect thereto that impact such fair market value) in excess of $10,000,000 as of the Closing Date or (B) acquired by any Grantor after the Closing Date (it being understood and agreed that any fee-owned Real Property owned by a Person who becomes a Grantor after the Closing Date shall be deemed to have been acquired as of the time such Grantor became a Grantor for purposes of this definition) having a fair market value (as determined by the Borrower in good faith after taking into account any liabilities with respect thereto that impact such fair market value) in excess of $25,000,000 as of the date of acquisition thereof.

(xxxiv)“Negotiable Collateral” means letters of credit, letter-of-credit rights, instruments, promissory notes, drafts and documents (as each such term is defined in the Code).

(xxxv)“Operating Account” means a disbursement or operating account of a Grantor upon which checks or other drafts may be drawn, and which is designated as such and listed on Schedule 9.

(xxxvi)“Parent” has the meaning specified therefor in the recitals to this

Agreement.

(xxxvii) “Patents” means patents and patent applications, including (A) the patents and patent applications listed on Schedule 4 and (B) all continuations, divisionals, continuations-in-part, re-examinations, reissues, and renewals thereof and improvements thereon.

(xxxviii) “Patent Security Agreement” means each Patent Security Agreement executed and delivered by Grantors, or any of them, and Agent, in substantially the form of Exhibit B.

(xxxix) “Pledged Companies” means each Person listed on Schedule 5 as a “Pledged Company”, together with each other Person, all or a portion of whose Equity Interests are acquired or otherwise owned by a Grantor after the Closing Date and is required to be pledged pursuant to Section 5.11 of the Credit Agreement.

(xl)“Pledged Interests” means all of each Grantor’s right, title and interest in and to all of the Equity Interests, now owned or hereafter acquired by such Grantor, regardless of class or designation, including in each of the Pledged Companies, and all substitutions therefor and replacements thereof, all Proceeds thereof and all rights relating thereto, also including any certificates representing the Equity Interests, the right to receive any certificates representing any of the Equity Interests, all warrants, options, share appreciation rights and other rights, contractual or otherwise, in respect thereof and the right to receive all dividends, distributions of income, profits, surplus, or other compensation by way of income or liquidating distributions, in cash or in kind, and all cash, instruments, and other property from time to time received, receivable, or otherwise distributed in respect of or in addition to, in substitution of, on account of, or in exchange for any or all of the foregoing.

(xli)“Pledged Interests Addendum” means a Pledged Interests Addendum substantially in the form of Exhibit C.

(xlii)“Pledged Operating Agreements” means all of each Grantor’s rights, powers, and remedies under the limited liability company operating agreements of each of the Pledged Companies that are limited liability companies.

(xliii)“Pledged Partnership Agreements” means all of each Grantor’s rights, powers, and remedies under the partnership agreements of each of the Pledged Companies that are partnerships.

(xliv)“Proceeds” has the meaning specified therefor in Section 3 hereof.

(xlv)“PTO” means the United States Patent and Trademark Office.

(xlvi)“Qualified ECP Grantor” means, in respect of any Swap Obligation, each Grantor that has total assets exceeding $10,000,000 at the time the relevant guaranty, keepwell, or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

(xlvii)“Real Property” means any estates or interests in real property now owned or hereafter acquired by any Grantor and the improvements thereto.

(xlviii)“Record” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

(xlix)“Secured Obligations” means each and all of the following: (A) all of the present and future obligations of each of the Grantors arising from, or owing under or pursuant to, this Agreement (including the Guaranty), the Credit Agreement, or any of the other Loan Documents, (B) all Bank Product Obligations, and (C) all other Obligations of each Borrower and all other Guarantied Obligations of each Guarantor (including, in the case of each of clauses (A), (B) and (C), subject to the cost and expense provisions of the Credit Agreement, Lender Group Expenses and any interest, fees, or expenses that accrue after the filing of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any Insolvency Proceeding); provided, that, anything to the contrary contained in the foregoing notwithstanding, the Secured Obligations shall exclude any Excluded Swap Obligation.

(l)“Security Interest” has the meaning specified therefor in Section 3 hereof.

(li)“Supporting Obligations” means supporting obligations (as such term is defined in the Code), and includes letters of credit and guaranties issued in support of Accounts, Chattel Paper, documents, General Intangibles, instruments or Investment Property.

(lii)“Swap Obligation” means, with respect to any Grantor, any obligation to pay or perform under any Swap Contract or any other agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

(liii)“Tax and Trust Funds” means any cash or Cash Equivalents maintained in or credited to any Deposit Account or Securities Account that are comprised of (a) funds used or to be used for payroll and payroll taxes and other employee benefit payments to or for the benefit of any Loan Party’s employees, (b) funds used or to be used to pay all Taxes required to be collected, remitted or withheld (including withholding Taxes (including the employer’s share thereof)) and (c) any other funds which any Loan Party is permitted or otherwise not prohibited by the terms of the Credit Agreement to hold as an escrow or fiduciary for the benefit of another Person in the ordinary course of business.

(liv)“Trust Fund Account” means any account containing cash and Cash Equivalents consisting solely of Tax and Trust Funds to be used specifically and exclusively for the purposes set forth in the definition of “Tax and Trust Funds”.

(lv)“Trademarks” means any and all trademarks, trade names, registered trademarks, trademark applications, service marks, registered service marks and service mark applications, including (A) the trade names, registered trademarks, trademark applications, registered service marks and service mark applications listed on Schedule 6 and (B) all renewals thereof.

(lvi)“Trademark Security Agreement” means each Trademark Security Agreement executed and delivered by Grantors, or any of them, and Agent, in substantially the form of Exhibit D.

(lvii)“URL” means “uniform resource locator”, an internet web address.

(lviii)“Voidable Transfer” has the meaning specified therefor in Section 23(b)

hereof.

(b)This Agreement shall be subject to the rules of construction set forth in Section 1.4 of the Credit Agreement, and such rules of construction are incorporated herein by this reference, mutatis mutandis.

(c)All of the schedules, exhibits and annexes attached to this Agreement shall be deemed incorporated herein by reference.

2.	Guaranty.

(a)In recognition of the direct and indirect benefits to be received by Guarantors from the proceeds of the Loans, the issuance of the Letters of Credit, and the entering into of the Bank Product Agreements and by virtue of the financial accommodations to be made to Borrowers, each of the Guarantors, jointly and severally, hereby unconditionally and irrevocably guarantees as a primary obligor and not merely as a surety the full and prompt payment when due, whether upon maturity, acceleration, or otherwise, of all of the Guarantied Obligations (and in the case of any Borrower, the Guarantied Obligations of the other Borrowers). If any or all of the Obligations constituting Guarantied Obligations becomes due and payable, each of the Guarantors, unconditionally and irrevocably, and without the need for demand, protest, or any other notice or formality, promises to pay such indebtedness to Agent, for the benefit of the Lender Group and the Bank Product Providers, together with any and all expenses (including Lender Group Expenses) that may be incurred by Agent or any other member of the Lender Group or any Bank Product Provider in demanding, enforcing, or collecting any of the Guarantied Obligations (including the enforcement of any collateral for such Guarantied Obligations or any collateral for the obligations of the Guarantors under this Guaranty). If claim is ever made upon Agent or any other member of the Lender Group or any Bank Product Provider for repayment or recovery of any amount or amounts received in payment of or on account of any or all of the Guarantied Obligations and any of Agent or any other member of the Lender Group or any Bank Product Provider repays all or part of said amount by reason of (i) any judgment, decree, or order of any court or administrative body having jurisdiction over such payee or any of its property, or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including any Borrower or any Guarantor), then and in each such event, each of the Guarantors agrees that any such judgment, decree, order, settlement, or compromise shall be binding upon the Guarantors, notwithstanding any revocation (or purported revocation) of this Guaranty or other instrument evidencing any liability of any Grantor, and the Guarantors shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

(b)Additionally, each of the Guarantors unconditionally and irrevocably guarantees the payment of any and all of the Guarantied Obligations to Agent, for the benefit of the Lender Group and the Bank Product Providers, whether or not due or payable by any Loan Party upon the occurrence of any of the events specified in Section 8.4 or 8.5 of the Credit Agreement, and irrevocably and unconditionally promises to pay such Guarantied Obligations to Agent, for the benefit of the Lender Group and the Bank Product Providers, without the requirement of demand, protest, or any other notice or other formality, in lawful money of the United States.

(c)The liability of each of the Guarantors hereunder is primary, absolute, and unconditional, and is independent of any security for or other guaranty of the Guarantied Obligations, whether executed by any other Guarantor or by any other Person, and the liability of each of the Guarantors hereunder shall not be affected or impaired by (i) any payment on, or in reduction of, any such other guaranty or undertaking (other than payment in full of the Guarantied Obligations or any partial payment thereof made in accordance with the Loan Documents), (ii) any dissolution, termination, or increase, decrease, or change in personnel by any Grantor, (iii) any payment made to Agent, any other member of the Lender Group, or any Bank Product Provider on account of the Obligations which Agent, such other member of the Lender Group, or such Bank Product Provider repays to any Grantor pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding (or any settlement or compromise of any claim made in such a proceeding relating to such payment), and each of the Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, (iv) any action or inaction by Agent, any other member of the Lender Group, or any Bank Product Provider or (v) any invalidity, irregularity, avoidability, or unenforceability of all or any part of the Obligations or of any security therefor.

(d)This Guaranty includes all present and future Guarantied Obligations including any under transactions continuing, compromising, extending, increasing, modifying, releasing, or renewing the Guarantied Obligations, changing the interest rate, payment terms, or other terms and conditions thereof, or creating new or additional Guarantied Obligations after prior Guarantied Obligations have been satisfied in whole or in part. To the maximum extent permitted by law, each Guarantor hereby waives any right to revoke this Guaranty as to future Guarantied Obligations. If such a revocation is effective notwithstanding the foregoing waiver, each Guarantor acknowledges and agrees that (i) no such revocation shall be effective until written notice thereof has been received by Agent, (ii) no such revocation shall apply to any Guarantied Obligations in existence on the date of receipt by Agent of such written notice (including any subsequent continuation, extension, or renewal thereof, or change in the interest rate, payment terms, or other terms and conditions thereof), (iii) no such revocation shall apply to any Guarantied Obligations made or created after such date to the extent made or created pursuant to a legally binding commitment of any member of the Lender Group or any Bank Product Provider in existence on the date of such revocation, (iv) no payment by any Guarantor, any Borrower, or from any other source, prior to the date of Agent’s receipt of written notice of such revocation shall reduce the maximum obligation of such Guarantor hereunder, and (v) any payment by any Borrower or from any source other than such Guarantor subsequent to the date of such revocation shall first be applied to that portion of the Guarantied Obligations as to which the revocation is effective and which are not, therefore, guaranteed hereunder, and to the extent so applied shall not reduce the maximum obligation of such Guarantor hereunder. This Guaranty shall be binding upon each Guarantor, its successors and assigns and inure to the benefit of and be enforceable by Agent (for the benefit of the Lender Group and the Bank Product Providers) and its successors, transferees, or assigns.

(e)The guaranty by each of the Guarantors hereunder is a guaranty of payment and not of collection. The obligations of each of the Guarantors hereunder are independent of the obligations of any other Guarantor or Grantor or any other Person and a separate action or actions may be brought and prosecuted against one or more of the Guarantors whether or not action is brought against any other Guarantor or Grantor or any other Person and whether or not any other Guarantor or Grantor or any other Person be joined in any such action or actions. Each of the Guarantors waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement hereof. Any payment by any Grantor or other circumstance which operates to toll any statute of limitations as to any Grantor shall operate to toll the statute of limitations as to each of the Guarantors.

(f)Each of the Guarantors authorizes Agent, the other members of the Lender Group, and the Bank Product Providers without notice or demand (other than any notice expressly required to be provided hereunder or under any other Loan Document), and without affecting or impairing its liability hereunder, from time to time to:

(i)change the manner, place, or terms of payment of, or change or extend the time of payment of, renew, increase, accelerate, or alter: (A) any of the Obligations (including any increase or decrease in the principal amount thereof or the rate of interest or fees thereon), or (B) any security therefor or any liability incurred directly or indirectly in respect thereof, and this Guaranty shall apply to the Obligations as so changed, extended, renewed, or altered;

(ii)take and hold security for the payment of the Obligations and sell, exchange, release, impair, surrender, realize upon, collect, settle, or otherwise deal with in any manner and in any order any property at any time pledged or mortgaged to secure the Obligations or any of the Guarantied Obligations (including any of the obligations of all or any of the Guarantors under this Guaranty) incurred directly or indirectly in respect thereof or hereof, or any offset on account thereof;

(iii)exercise or refrain from exercising any rights against any Grantor;

(iv)release or substitute any one or more endorsers, guarantors, any Grantor,

or other obligors;

(v)settle or compromise any of the Obligations, any security therefor, or any liability (including any of those of any of the Guarantors under this Guaranty) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Grantor to its creditors;

(vi)apply any sums by whomever paid or however realized to any liability or liabilities of any Grantor to Agent, any other member of the Lender Group, or any Bank Product Provider regardless of what liability or liabilities of such Grantor remain unpaid;

(vii)consent to or waive any breach of, or any act, omission, or default under, this Agreement, any other Loan Document, any Bank Product Agreement, or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify, or supplement this Agreement, any other Loan Document, any Bank Product Agreement, or any of such other instruments or agreements; or

(viii)take any other action that could, under otherwise applicable principles of law, give rise to a legal or equitable discharge of one or more of the Guarantors from all or part of its liabilities under this Guaranty (other than a defense of payment in full of the Guarantied Obligations).

(g)It is not necessary for Agent, any other member of the Lender Group, or any Bank Product Provider to inquire into the capacity or powers of any of the Guarantors or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

(h)Each Guarantor jointly and severally guarantees that the Guarantied Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation, or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any member of the Lender Group or any Bank Product Provider with respect thereto. The obligations of each Guarantor under this Guaranty are independent of the Guarantied Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against any other Guarantor or whether any other Guarantor is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defense it may now or hereafter have in any way relating to, any or all of the following:

(i)any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(ii)any change in the time, manner, or place of payment of, or in any other term of, all or any of the Guarantied Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including any increase in the Guarantied Obligations resulting from the extension of additional credit;

(iii)any taking, exchange, release, or non-perfection of any Lien in and to any Collateral, or any taking, release, amendment, waiver, supplement, restatements, extension, novation, renewal, replacements, or continuation of, or consent to departure from any other guaranty, for all or any of the Guarantied Obligations;

(iv)the existence of any claim, set-off, defense, or other right that any Guarantor may have at any time against any Person, including Agent, any other member of the Lender Group, or any Bank Product Provider (other than payment in full of the Guarantied Obligations);

(v)any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Guarantied Obligations or any security therefor;

(vi)any right or defense arising by reason of any claim or defense based upon an election of remedies by any member of the Lender Group or any Bank Product Provider including any defense based upon an impairment or elimination of such Guarantor’s rights of subrogation, reimbursement, contribution, or indemnity of such Guarantor against any Grantor or any other guarantors or sureties;

(vii)any change, restructuring, or termination of the corporate, limited liability company, or partnership structure or existence of any Grantor; or

(viii)any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor or any other guarantor or surety.

(i)	Waivers.

(i)Each of the Guarantors waives any right (except as shall be required by applicable statute and cannot be waived) to require Agent, any other member of the Lender Group, or any Bank Product Provider to (i) proceed against any other Grantor or any other Person, (ii) proceed against or exhaust any security held from any other Grantor or any other Person, or (iii) protect, secure, perfect, or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any other Grantor, any other Person, or any collateral, or (iv) pursue any other remedy in any member of the Lender Group’s or any Bank Product Provider’s power whatsoever. Each of the Guarantors waives any defense based on or arising out of any defense of any Grantor or any other Person, other than payment of the Guarantied Obligations to the extent of such payment, based on or arising out of the disability of any Grantor or any other Person, or the validity, legality, or unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Grantor other than payment of the Obligations to the extent of such payment. Agent may, at the election of the Required Lenders, foreclose upon any Collateral held by Agent by one or more judicial or non-judicial sales or other dispositions, whether or not every aspect of any such sale is commercially reasonable or otherwise fails to comply with applicable law or may exercise any other right or remedy Agent, any other member of the Lender Group, or any Bank Product Provider may have against any Grantor or any other Person, or any security, in each case, without affecting or impairing in any way the liability of any of the Guarantors hereunder except to the extent the Guarantied Obligations have been paid.

(ii)Each of the Guarantors waives all presentments, demands for performance, protests and notices, including notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation, or incurring of new or additional Obligations or other financial accommodations. Each of the Guarantors waives notice of any Default or Event of Default under any of the Loan Documents. Each of the Guarantors assumes all responsibility for being and keeping itself informed of each Grantor’s financial condition and assets and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope, and extent of the risks which each of the Guarantors assumes and incurs hereunder, and agrees that neither Agent nor any of the other members of the Lender Group nor any Bank Product Provider shall have any duty to advise any of the Guarantors of information known to them regarding such circumstances or risks.

(iii)To the fullest extent permitted by applicable law, each Guarantor hereby waives: (A) any right to assert against any member of the Lender Group or any Bank Product Provider, any defense (legal or equitable) (other than the defense that all of the Guarantied Obligations have been paid in full), set-off, counterclaim, or claim which each Guarantor may now or at any time hereafter have against any Borrower or any other party liable to any member of the Lender Group or any Bank Product Provider, (B) any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Guarantied Obligations or any security therefor, (C) any right or defense arising by reason of any claim or defense based upon an election of remedies by any member of the Lender Group or any Bank Product Provider including any defense based upon an impairment or elimination of such Guarantor’s rights of subrogation, reimbursement, contribution, or indemnity of such Guarantor against any Borrower or other guarantors or sureties, and (D) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Guarantied Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to such Guarantor’s liability hereunder.

(iv)No Guarantor will exercise any rights that it may now or hereafter acquire against any Grantor or any other guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this Guaranty, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Agent, any other member of the Lender Group, or any Bank Product Provider against any Grantor or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any Grantor or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Guarantied Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and all of the Commitments have been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence, such amount shall be held in trust for the benefit of Agent, for the benefit of the Lender Group and the Bank Product Providers, and shall forthwith be paid to Agent to be credited and applied to the Guarantied Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Credit Agreement, or to be held as Collateral for any Guarantied Obligations or other amounts payable under this Guaranty thereafter arising. Notwithstanding anything to the contrary contained in this Guaranty, no Guarantor may exercise any rights of subrogation, contribution, indemnity, reimbursement or other similar rights against, and may not proceed or seek recourse against or with respect to any property or asset of, any other Grantor (the “Foreclosed Grantor”), including after payment in full of the Obligations, if all or any portion of the Obligations have been satisfied in connection with an exercise of remedies in respect of the Equity Interests of such Foreclosed Grantor whether pursuant to this Agreement or otherwise.

3.Grant of Security. Each Grantor hereby unconditionally grants, collaterally assigns and pledges to Agent, on behalf of and for the ratable benefit of each member of the Lender Group and each of the Bank Product Providers, to secure the Secured Obligations (whether now existing or hereafter arising), a continuing security interest (hereinafter referred to as the “Security Interest”) in all of such Grantor’s right, title, and interest in and to the following personal property and other assets, whether now owned or hereafter acquired or arising and wherever located (collectively, the “Collateral”):

(a)	all of such Grantor’s Accounts;
(b)	all of such Grantor’s Books;
(c)	all of such Grantor’s Chattel Paper;
(d)	all of such Grantor’s Commercial Tort Claims;
(e)	all of such Grantor’s Documents;
(f)	all of such Grantor’s Deposit Accounts;
(g)	all of such Grantor’s Equipment;
(h)	all of such Grantor’s Fixtures;
(i)	all of such Grantor’s General Intangibles;
(j)	all of such Grantor’s Goods;
(k)	all of such Grantor’s Instruments;
(l)	all of such Grantor’s Inventory;
(m)	all of such Grantor’s Investment Property;
(n)	all of such Grantor’s Intellectual Property and Intellectual Property Licenses;
(o)	all of such Grantor’s Negotiable Collateral;

(p)all of such Grantor’s Pledged Interests (including all of such Grantor’s Pledged Operating Agreements and Pledged Partnership Agreements);

(q)all of such Grantor’s Securities Accounts;

(r)all of such Grantor’s Letter-of-Credit Rights and Supporting Obligations;

(s)all of such Grantor’s money and Cash Equivalents; and

(t)all of the Proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance or Commercial Tort Claims covering or relating to any or all of the foregoing, and any and all Accounts, Books, Chattel Paper, Deposit Accounts, Equipment, Fixtures, General Intangibles, Inventory, Investment Property, Intellectual Property, Negotiable Collateral, Pledged Interests, Securities Accounts, Supporting Obligations, money, or other tangible or intangible property resulting from the sale, lease, license, exchange, collection, or other disposition of any of the foregoing, the proceeds of any award in condemnation with respect to any of the foregoing, any rebates or refunds, whether for taxes or otherwise, and all proceeds of any such proceeds, or any portion thereof or interest therein, and the proceeds thereof, and all proceeds of any loss of, damage to, or destruction of the above, whether insured or not insured, and, to the extent not otherwise included, any indemnity, warranty, or guaranty payable by reason of loss or damage to, or otherwise with respect to any of the foregoing (the “Proceeds”). Without limiting the generality of the foregoing, the term “Proceeds” includes whatever is receivable or received when Investment Property or proceeds are sold, exchanged, collected, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes proceeds of any indemnity or guaranty payable to any Grantor or Agent from time to time with respect to any of the Investment Property.

Notwithstanding anything contained in this Agreement to the contrary, the term “Collateral” and any component definition thereof shall not include any of the following (collectively, the “Excluded Assets”): (A) any “intent to use” trademark application or intent-to-use service mark application, solely during the period in which the grant of a security interest therein would impair the validity or enforceability of, or render void or voidable or result in the cancellation of any applicable Grantor’s right, title or interest in, such intent-to-use trademark application or intent-to-use service mark application or any trademark issued as a result of such use trademark application or intent-to-use service mark application under applicable federal law, after which period such application shall be automatically subject to the security interest described herein and deemed to be included in the Collateral; (B) the Excluded Equity Interests; (C) any asset or property with respect to which the Borrower has determined in good faith in consultation with the Agent that the cost, difficulty, burden or consequences (including adverse tax consequences) of obtaining a security interest therein are excessive in relation to the benefit to the holders of the security to be afforded thereby; (D) any asset or property securing a purchase money obligation or Capitalized Lease Obligation permitted to be incurred under the Credit Agreement, to the extent that the terms of the agreements relating to such Lien would violate or invalidate such purchase money obligation or Capitalized Lease Obligation or create a right of termination in favor of, or require the consent of, any other party thereto (other than any Grantor), except to the extent such prohibition or restriction is deemed ineffective under the Code or other applicable law or principle of equity (except that proceeds thereof, as and to the extent the assignment of which is expressly deemed effective under the Code, notwithstanding such prohibition shall constitute Collateral); (E) any asset or property, if a security interest therein is prohibited by applicable law, rule or regulation (including any requirement to obtain the consent of any governmental authority) other than to the extent such prohibition is rendered ineffective under the Code or other applicable law notwithstanding such prohibition and any property described in this clause (E) shall only constitute an Excluded Asset only to the extent and for so long as the consequences specified above shall exist and shall cease to be an Excluded Asset and shall become part of the Collateral immediately and automatically, at such time as such consequence shall no longer exist; (F) any rights of any Grantor arising under or evidenced by any contract, lease, instrument, license or agreement to the extent the security interest therein is prohibited or restricted by, or would violate or invalidate such contract, lease, instrument, license or other agreement, or create a right of termination in favor of, or require the consent of, any other party thereto (other than any Grantor), except to the extent such prohibition or restriction is deemed ineffective under the Code or other applicable law or principle of equity (except that proceeds thereof, as and to the extent the assignment of which is expressly deemed effective under the Code notwithstanding such prohibition shall constitute Collateral) and any property described in this clause (F) shall only constitute an Excluded Asset only to the extent and for so long as the consequences specified above shall exist and shall cease to be an Excluded Asset and shall become part of the Collateral immediately and automatically, at such time as such consequence shall no longer exist; (G) any governmental license or state or local franchise, charter or authorization, to the extent a security interest therein is prohibited or restricted thereby, except to the extent such prohibition or restriction is deemed ineffective under the Code or other applicable law or principle of equity (except that proceeds thereof, as and to the extent the assignment of which is expressly deemed effective under the Code, notwithstanding such prohibition shall constitute Collateral); (H) any asset or property to the extent a security interest therein would result in (1) material adverse tax consequences

(including, without limitation, as a result of the operation of Section 956 of the IRC or any similar law or regulation in any applicable jurisdiction) or (2) material adverse regulatory consequences, in each case as reasonably determined by the Borrower in good faith; (I) (1) payroll and other employee wage and benefit accounts, (2) tax accounts, including, without limitation, sales tax accounts, (3) escrow accounts, (4) zero balance accounts and (5) fiduciary or trust accounts, including Trust Fund Accounts, and, in the case of clauses (1) through (5), the funds or other property held in or maintained in any such account; (J) serial numbered goods, motor vehicles and other assets subject to certificates of title; (K) any Commercial Tort Claim with a value not in excess of $2,000,000; and (L) any real property other than Material Real Property Assets; provided that any property of the Borrower or any Grantor that is subject to a Lien for the benefit of the Notes Collateral Agent under the Senior Secured Notes Documents shall be deemed not to be an “Excluded Asset”

Further, no Grantor shall be required to perfect the Security Interests granted by this Agreement or the pledges, collateral assignments or grants of security interests pursuant to Section 3 of this Agreement by any means other than by, (a) “all asset” filings pursuant to the Code in the office of the secretary of state (or similar central filing office) of the relevant state(s); (b) filings in (i) the PTO with respect to any U.S. registered or applied for patents and trademarks and (ii) the United States Copyright Office of the Library of Congress with respect to copyright registrations, in the case of each of clause (i) and (ii), constituting Collateral; (c) Mortgages with respect to Material Real Property Assets and fixtures constituting Collateral; and (d) delivery to Agent to be held in its possession of all Collateral consisting of (i) certificates representing Pledged Interests and (ii) all promissory notes and other instruments constituting Collateral; provided that promissory notes and instruments having an aggregate principal amount equal to or less than (A) in the case of ABL Priority Collateral, $1,000,000, and (B) in the case of Notes Priority Collateral, $10,000,000, need not be delivered to Agent; provided, further, that, notwithstanding anything to the contrary herein or in any other Loan Document, no Grantor shall be required (x) to take any action (1) outside of the United States with respect to any assets located outside of the United States, (2) in any non-U.S. jurisdiction or (3) required by the laws of any non-U.S. jurisdiction to create, perfect or maintain any security interest or otherwise; or (y) to take any action with respect to (1) except as otherwise expressly provided for under this Agreement with respect to ABL Priority Collateral, perfecting a Lien with respect to Letters of Credit, Letter of Credit Rights, Commercial Tort Claims or Chattel Paper or (2) assets subject to a certificate of title or similar statute (in each case, other than the filing of customary “all asset” UCC-1 financing statements).

4.Security for Secured Obligations. The Security Interest created hereby secures the payment and performance of the Secured Obligations, whether now existing or arising hereafter. Without limiting the generality of the foregoing, this Agreement secures the payment of all amounts which constitute part of the Secured Obligations and would be owed by Grantors, or any of them, to Agent, the Lender Group, the Bank Product Providers or any of them, but for the fact that they are unenforceable or not allowable (in whole or in part) as a claim in an Insolvency Proceeding involving any Grantor due to the existence of such Insolvency Proceeding. Further, the Security Interest created hereby encumbers each Grantor’s right, title, and interest in all Collateral, whether now owned by such Grantor or hereafter acquired, obtained, developed, or created by such Grantor and wherever located.

5.Grantors Remain Liable. Anything herein to the contrary notwithstanding, (a) each of the Grantors shall remain liable under the contracts and agreements to which it is a party included in the Collateral, including the Pledged Operating Agreements and the Pledged Partnership Agreements, to perform all of the duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by Agent or any other member of the Lender Group of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under such contracts and agreements included in the Collateral, and (c) none of the members of the Lender Group shall have any obligation or liability under such contracts and agreements included in the Collateral by reason of this Agreement, nor shall any of the members of the Lender Group be obligated to perform any of the obligations or duties of any Grantors thereunder or to take any action to collect or enforce any claim for payment assigned hereunder. Until an Event of Default shall occur and be continuing, except as otherwise provided in this Agreement, the Credit Agreement, or any other Loan Document, Grantors shall have the right to possession and enjoyment of the Collateral for the purpose of conducting their respective businesses, subject to and upon the terms hereof and of the Credit Agreement and the other Loan Documents. Without limiting the generality of the foregoing, it is the intention of the parties hereto that record and beneficial ownership of the Pledged Interests, including all voting, consensual, dividend, and distribution rights, shall remain in the applicable Grantor until (i) the occurrence and continuance of an Event of Default, and (ii) Agent has notified the applicable Grantor of Agent’s election to exercise such rights with respect to the Pledged Interests pursuant to Section 16.

6.Representations and Warranties. In order to induce Agent to enter into this Agreement for the benefit of the Lender Group and the Bank Product Providers, each Grantor (and each Grantor that becomes a party to this Agreement pursuant to the execution of a Joinder) makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Revolving Loan (or other extension of credit) made thereafter, as though made on and as of the date of such Revolving Loan (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

(a)On the Closing Date, the name (within the meaning of Section 9-503 of the Code) and jurisdiction of organization of each Grantor is set forth on Schedule 7. After the Closing Date, (A) the name (within the meaning of Section 9-503 of the Code) of each Grantor is (1) if such Grantor has not changed its name as set forth on Schedule 7, is set forth on Schedule 7, or (2) if such Grantor has changed its name, is as set forth in the most recent notice (which may be in the form of an updated Schedule 7) delivered pursuant to Section 7(l) and (B) the jurisdiction of each Grantor is (1) if such Grantor has not changed its jurisdiction of organization as set forth on Schedule 7, is set forth on Schedule 7, or (2) if such Grantor has changed its jurisdiction of organization, is as identified in the most recent written consent of the Agent to such change delivered pursuant to Section 7(l).

(b)On the Closing Date, the chief executive office of each Grantor is located at the address indicated on Schedule 7. After the Closing Date, the chief executive office of each Grantor is (1) if such Grantor has not changed its chief executive office as set forth on Schedule 7, is set forth on Schedule 7, or (2) if such Grantor has changed its chief executive office, is as set forth in the most recent notice (which may be in the form of an updated Schedule 7) delivered pursuant to Section 7(l).

(c)On the Closing Date, each Grantor’s tax identification numbers and organizational identification numbers, if any, are identified on Schedule 7 (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under the Loan Documents). After the Closing Date, each Grantor’s tax identification numbers and organizational identification numbers, if any, (1) if such Grantor has not changed such numbers as set forth on Schedule 7, are set forth on Schedule 7, or (2) if such Grantor has changed such numbers, are as set forth in the most recent written consent of the Agent to such change delivered pursuant to Section 7(l).

(d)As of the Closing Date, no Grantor holds any commercial tort claims that exceed $2,000,000 in amount, except as set forth on Schedule 1.

(e)As of the Closing Date, set forth on Schedule 9 is a listing of all of Grantors’ Deposit Accounts and Securities Accounts, including, with respect to each bank or securities intermediary (i) the name and address of such Person, and (ii) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.

(f)All of such Grantor’s locations where Collateral is located are listed on Schedule 8. Part 1 of Schedule 8 sets forth all Real Property owned by any of the Grantors as of the Closing Date. Part 2 of Schedule 8 sets forth all Real Property leased by such Grantor as lessee. Part 3 of Schedule 8 sets forth all locations where Inventory is held in a public warehouse or is otherwise held by a bailee or on consignment.

(g)As of the Closing Date: except for any Intellectual Property that has been abandoned or terminated: (i) Schedule 2 provides a complete and correct list of all Copyrights owned by any Grantor and all applications for registration of Copyrights owned by any Grantor, in each case, registered with or applied to be registered with the United States Copyright Office, (ii) Schedule 3 provides a complete and correct list of all Intellectual Property Licenses entered into by any Grantor which if expired or terminated would result in a Material Adverse Effect, (iii) Schedule 4 provides a complete and correct list of all Patents (including applications therefor) owned by any Grantor, in each case, registered with or applied to be registered with the PTO, and (iv) Schedule 6 provides a complete and correct list of all Trademarks owned by any Grantor and all applications for registration of Trademarks owned by any Grantor, in each case, registered with or applied to be registered with the PTO and in each case of clauses (i)-(iv), included in the Collateral.

(h)Except as would not reasonably be expected to have a Material Adverse Effect:

(i)each Grantor owns exclusively or holds licenses in all Intellectual Property that is necessary in or material to the conduct of its business;

(ii)to each Grantor’s knowledge, no Person has infringed or misappropriated or is currently infringing or misappropriating any Intellectual Property rights owned by such Grantor;

(iii)(A) to each Grantor’s knowledge, (1) such Grantor has not infringed or misappropriated and is not currently infringing or misappropriating any Intellectual Property rights of any Person, and (2) no product manufactured, used, distributed, licensed, or sold by or service provided by such Grantor has infringed or misappropriated or is currently infringing or misappropriating any Intellectual Property rights of any Person and (B) there are no infringement or misappropriation claims or proceedings pending, or to any Grantor’s knowledge, threatened in writing against any Grantor, and no Grantor has received any written notice of any actual or alleged infringement or misappropriation of any Intellectual Property rights of any Person;

(iv)to each Grantor’s knowledge, all registered Copyrights, registered Trademarks, and registered Patents that are owned by such Grantor and necessary in or material to the conduct of such Grantor’s business are valid, subsisting and enforceable and in compliance with all legal requirements, filings, and payments and other actions that are legally required to maintain such Intellectual Property are in full force and effect, and

(v)each Grantor has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all trade secrets owned by such Grantor that are necessary in or material to the conduct of the business of such Grantor.

(i)This Agreement creates a valid security interest in the Collateral of each Grantor, to the extent a security interest therein can be created under the Code, securing the payment of the Secured Obligations. Except to the extent a security interest in the Collateral cannot be perfected by the filing of a financing statement under the Code, as of the date hereof, all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken or will have been taken upon the filing of financing statements listing each applicable Grantor, as a debtor, and Agent, as secured party, in the jurisdictions listed next to such Grantor’s name on Schedule 10 (as such schedule may be updated from time to time). Upon the making of such filings, Agent shall have a first priority (subject only to the Liens which are subject to the ABL/Notes Intercreditor Agreement, Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens, or the interests of lessors under Capital Leases) perfected security interest in the Collateral of each Grantor to the extent such security interest can be perfected by the filing of a financing statement under the Code. Upon filing of any Copyright Security Agreement with the United States Copyright Office, filing of any Patent Security Agreement and any Trademark Security Agreement with the PTO, and the filing of appropriate financing statements in the jurisdictions listed on Schedule 10, the Security Interest in and on each Grantor’s United States issued and registered Patents, Trademarks, or Copyrights included in the Collateral will be perfected.

(j)(i) Except with respect to any Pledged Interests disposed of in compliance with Section 6.3 or 6.4 of the Credit Agreement, each Grantor is and will at all times be the sole holder of record and the legal and beneficial owner, free and clear of all Liens other than Permitted Liens, of the Pledged Interests indicated on Schedule 5 as being owned by such Grantor and, when acquired by such Grantor, any Pledged Interests acquired after the Closing Date, (ii) all of the Pledged Interests are duly authorized, validly issued, fully paid and, to the extent applicable, non-assessable and such Pledged Interests constitute or will constitute the percentage of the issued and outstanding Equity Interests of the Pledged Companies of such Grantor identified on Schedule 5 as supplemented or modified by any Pledged Interests Addendum or any Joinder to this Agreement, (iii) such Grantor has the right and requisite authority to pledge, the Investment Property pledged by such Grantor to Agent as provided herein, (iv) all actions necessary or desirable to perfect and establish the first priority (subject only to the Liens which are subject to the ABL/Notes Intercreditor Agreement, Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens, or the interests of lessors under Capital Leases) of, or otherwise protect, Agent’s Liens in the Investment Property, and the proceeds thereof, have been duly taken, upon (A) the execution and delivery of this Agreement, (B) the taking of possession by Agent (or its agent or designee) of any certificates representing the Pledged Interests, to the extent such Pledged Interests are represented by certificates, together with undated powers (or other documents of transfer acceptable to Agent) endorsed in blank by the applicable Grantor, (C) the filing of financing statements in the applicable jurisdiction set forth on Schedule 10 for such Grantor with respect to the Pledged Interests of such Grantor that are not represented by certificates, and (D) with respect to any Securities Accounts to the extent constituting Collateral, the delivery of Control Agreements with respect thereto to the extent required hereunder, and (v) each Grantor has delivered (or caused to be delivered) or promptly after the Closing Date, will deliver (or cause to be delivered) to Agent all certificates representing the Pledged Interests owned by such Grantor to the extent such Pledged Interests are represented by certificates, and undated powers (or other documents of transfer reasonably acceptable to Agent) endorsed in blank with respect to such certificates. To the knowledge of each Grantor, none of the Pledged Interests owned or held by such Grantor has been issued or transferred in violation of any securities registration, securities disclosure, or similar laws of any jurisdiction to which such issuance or transfer may be subject.

(k)No consent, approval, authorization, or other order or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required (i) for the grant of a Security Interest by such Grantor in and to the Collateral pursuant to this Agreement or for the execution, delivery, or performance of this Agreement by such Grantor, or (ii) for the exercise by Agent of the voting or other rights provided for in this Agreement with respect to the Investment Property or the remedies in respect of the Collateral pursuant to this Agreement, except (A) as may be required in connection with such disposition of Investment Property by laws affecting the offering and sale of securities generally, (B) for consents, approvals, authorizations, or other orders or actions that have already been obtained or given (as applicable) and that are still in force, (C) in the case of Pledged Interests of Persons that are not Subsidiaries as of the Closing Date, transfer restrictions that exist at the time of acquisition of Equity Interests in such Persons, (D) the filing of financing statements and other filings necessary to perfect the Security Interests granted hereby, and (E) in accordance with the ABL/Notes Intercreditor Agreement. Except as could not reasonably be likely, either individually or in the aggregate, to cause a Material Adverse Effect, no Intellectual Property License of any Grantor that is necessary in or material to the conduct of such Grantor’s business requires any consent of any other Person that has not been obtained in order for such Grantor to grant the security interest granted hereunder in such Grantor’s right, title or interest in or to such Intellectual Property License.

(l)[Reserved].

(m)[Reserved].

(n)As to all Pledged Interests that are limited liability company or partnership interests, issued under any Pledged Operating Agreement or Pledged Partnership Agreement, each Grantor hereby represents and warrants that such Pledged Interests issued pursuant to such agreement (i) are not dealt in or traded on securities exchanges or in securities markets, (ii) do not constitute investment company securities, and (iii) are not held by such Grantor in a Securities Account. With respect to the Pledged Operating Agreements, the Pledged Partnership Agreements, or any other agreements governing any of the Pledged Interests issued under any Pledged Operating Agreement or Pledged Partnership Agreement, which provide that such Pledged Interests are securities governed by Article 8 of the Code as in effect in any relevant jurisdiction (provided, that, with respect to any agreements governing any of the Pledged Interests that are limited liability company or partnership interests acquired after the date hereof which provide that such Pledged Interests are securities governed by Article 8 of the Code as in effect in any relevant jurisdiction, such agreements provide that such Pledged Interests be certificated and as to any such Pledged Interests that are certificated, such Grantor shall have complied with Section 7(h)(v) with respect thereto), the applicable Grantors shall not opt out of Article 8 of the Code with respect to such Pledged Interests without prior written notice to Agent.

7.Covenants. Each Grantor, jointly and severally, covenants and agrees with Agent that from and after the date of this Agreement and until the date of termination of this Agreement in accordance with Section 23:

(a)Possession of Collateral. In the event that any Collateral, including Proceeds, is evidenced by or consists of Negotiable Collateral, Investment Property, or Chattel Paper having an aggregate value or face amount equal to or in excess of (i) in the case of ABL Priority Collateral, $1,000,000, and (ii) in the case of Notes Priority Collateral, $5,000,000, the Grantors shall promptly notify Agent thereof, and if and to the extent that perfection or priority of Agent’s Security Interest is dependent on or enhanced by possession, the applicable Grantor, promptly (and in any event within sixty days (or such longer period as agreed to by Agent in writing in its sole discretion)) after written request by Agent, shall execute such documents and instruments as shall be requested by Agent for such purpose or, if applicable, endorse and deliver physical possession of such Negotiable Collateral, Investment Property, or Chattel Paper to Agent, together with such undated powers (or other relevant document of transfer acceptable to

Agent) endorsed in blank as shall be requested by Agent, and shall do such other acts or things deemed necessary or desirable by Agent to protect Agent’s Security Interest therein.

(b)Chattel Paper.

(i)Promptly (and in any event within sixty days (or such longer period as agreed to by Agent in writing in its sole discretion)) after written request by Agent, each Grantor shall take all steps reasonably necessary to grant Agent control of all electronic Chattel Paper in accordance with the Code and all “transferable records” as that term is defined in Section 16 of the Uniform Electronic Transaction Act and Section 201 of the federal Electronic Signatures in Global and National Commerce Act as in effect in any relevant jurisdiction, to the extent that the aggregate value or face amount of such electronic Chattel Paper equals or exceeds, in the case of ABL Priority Collateral, $2,000,000; and

(ii)If any Grantor retains possession of any Chattel Paper or instruments (which retention of possession shall be subject to the extent permitted hereby and by the Credit Agreement), promptly (and in any event within thirty days (or such longer period as agreed to by Agent in writing in its sole discretion)) upon the written request of Agent, such Chattel Paper and instruments shall be marked with the following legend: “This writing and the obligations evidenced or secured hereby are subject to the Security Interest of JPMorgan Chase Bank, N.A., as Agent for the benefit of the Lender Group and the Bank Product Providers” and any other legend required by the ABL/Notes Intercreditor Agreement.

(c)Control Agreements.

(i)Subject to any applicable time periods provided under Section 3.6 of the Credit Agreement and Section 7(k) hereof, each Grantor shall obtain an executed Control Agreement, from each bank maintaining a Deposit Account or Securities Account for such Grantor (other than with respect to any Excluded Accounts) in accordance with Section 7(k) below; and

(ii)Subject to any applicable time periods provided under Section 3.6 of the Credit Agreement and Section 7(k) hereof, each Grantor shall obtain an executed Control Agreement, from each issuer of uncertificated securities, securities intermediary, or commodities intermediary issuing or holding any financial assets or commodities to or for any Grantor, or maintaining a Securities Account for such Grantor (other than with respect to any Excluded Accounts), in each case, to the extent constituting ABL Priority Collateral, in accordance with Section 7(k) below.

(d)Letter-of-Credit Rights. If the Grantors (or any of them) are or become the beneficiary of letters of credit constituting ABL Priority Collateral having a face amount or value of $5,000,000 or more in the aggregate, then the applicable Grantor or Grantors shall promptly (and in any event within thirty days (or such longer period as agreed to by Agent in writing in its sole discretion) after becoming a beneficiary), notify Agent thereof and, if an Event of Default exists, promptly (and in any event within ten days (or such longer period as agreed to by Agent in writing in its sole discretion)) after the written request by Agent, enter into a tri-party agreement with Agent and the issuer or confirming bank with respect to letter-of-credit rights assigning such letter-of-credit rights to Agent and directing all payments thereunder to Agent’s Account, all in form and substance reasonably satisfactory to Agent.

(e)Commercial Tort Claims. If the Grantors (or any of them) obtain Commercial Tort Claims constituting ABL Priority Collateral, then the applicable Grantor or Grantors shall promptly (and in any event within thirty days (or such longer period as agreed to by Agent in writing in its sole discretion) of obtaining such Commercial Tort Claim), notify Agent of such Commercial Tort Claims and, promptly (and in any event within thirty days (or such longer period as agreed to by Agent in writing in its sole discretion)) after the written request by Agent, amend Schedule 1 to describe such Commercial Tort Claims in a manner that reasonably identifies such Commercial Tort Claims and which is otherwise reasonably satisfactory to Agent, and hereby authorizes the filing of additional financing statements or amendments to existing financing statements describing such Commercial Tort Claims, and agrees to do such other acts or things deemed reasonably necessary to give Agent a first priority (subject only to the Liens subject to the ABL/Notes Intercreditor Agreement, Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens, or the interests of lessors under Capital Leases), perfected security interest in any such Commercial Tort Claims.

(f)Government Contracts. If any Account or Chattel Paper constituting ABL Priority Collateral in excess of $2,000,000 arises out of a contract or contracts with the United States of America or any department, agency, or instrumentality thereof, Grantors shall notify Agent within sixty days (or such longer period as agreed to by Agent in writing in its sole discretion) thereof and, if an Event of Default exists, promptly (and in any event within ten days (or such longer period as agreed to by Agent in writing in its sole discretion)) after the written request by Agent, execute any instruments or take any steps reasonably required by Agent in order that all moneys due or to become due under such contract or contracts shall be assigned to Agent, for the benefit of the Lender Group and the Bank Product Providers, and shall provide written notice thereof under the Assignment of Claims Act or other applicable law.

(g)Intellectual Property.

(i)In order to facilitate filings with the PTO and the United States Copyright Office, each Grantor shall execute and deliver to Agent on the Closing Date one or more Copyright Security Agreements, Trademark Security Agreements, or Patent Security Agreements, as applicable, to further evidence Agent’s Lien on such Grantor’s United States issued and registered Patents, Trademarks, or Copyrights required to be listed on Schedule 4, 6 and 2, respectively.

(ii)Except as otherwise permitted by the Credit Agreement, or to the extent that failure to act could not reasonably be expected to have a Material Adverse Effect, each Grantor shall have the duty, with respect to Intellectual Property that is necessary in or material to the conduct of such Grantor’s business, taken as a whole, to protect and diligently enforce and defend at such Grantor’s expense such necessary or material Intellectual Property in accordance with its reasonable business judgment, including if such Intellectual Property is of material economic value, (A) to diligently enforce and defend, including promptly suing for infringement, misappropriation, or dilution and to recover any and all damages for such infringement, misappropriation, or dilution, and filing for opposition, interference, and cancellation against conflicting Intellectual Property rights of any Person, (B) to prosecute diligently any trademark application or service mark application that is part of the Trademarks pending as of the date hereof or hereafter until payment in full of the Secured Obligations (other than Contingent Surviving Obligations), (C) to prosecute diligently any patent application that is part of the Patents pending as of the date hereof or hereafter until payment in full of the Secured Obligations (other than Contingent Surviving Obligations) and (D) to take all reasonable and necessary action to preserve and maintain all of such Grantor’s Trademarks, Patents, Copyrights, Intellectual Property Licenses, and its rights therein, including paying all maintenance fees and filing of applications for renewal, affidavits of use, and affidavits of noncontestability. Except as otherwise permitted by the Credit Agreement, or to the extent that failure to act could not reasonably be expected to have a Material Adverse Effect, each Grantor further agrees not to abandon any Intellectual Property or Intellectual Property License that is necessary in or material to the conduct of such Grantor’s business, taken as a whole;

(iii)Grantors acknowledge and agree that Agent shall have no duties with respect to any Intellectual Property or Intellectual Property Licenses of any Grantor. Without limiting the generality of this Section 7(g)(iii), Grantors acknowledge and agree that Agent shall not be under any obligation to take any steps necessary to preserve rights in the Collateral consisting of Intellectual Property or Intellectual Property Licenses against any other Person, but Agent may do so at its option from and after the occurrence and during the continuance of an Event of Default, and all expenses incurred in connection therewith (including reasonable fees and expenses of attorneys and other professionals), in each case to the extent payable in accordance with Section 15.7 of the Credit Agreement, shall be for the sole account of Borrowers and shall be chargeable to the Loan Account;

(iv)If an Event of Default has occurred and is continuing, and if requested by Agent in writing, each Grantor shall, within ten days of such request, (A) file applications and take any and all other actions necessary to register on an expedited basis (if expedited processing is available in accordance with the applicable regulations and procedures of the United States Copyright Office) each of such Grantor’s unregistered Copyrights in any proprietary software that is material to generating revenue for such Grantor and identifying such Grantor as the sole claimant thereof in a manner sufficient to claim in the public record (or as a co-claimant thereof, if such is the case) such Grantor’s ownership or co- ownership thereof, and (B) cause to be prepared, executed, and delivered to Agent, with sufficient time to permit Agent to submit for recording no later than three Business Days following such Grantor’s receipt from the United States Copyright Office of notice of such registration of or recordation of transfer of ownership, as applicable, (1) a Copyright Security Agreement or supplemental schedules to an existing Copyright Security Agreement of such Grantor reflecting the security interest of Agent in such Copyrights, which supplemental schedules shall be in form and content suitable for recordation with the United States Copyright Office, and (2) any other documentation as Agent reasonably deems necessary and requests in order to perfect and continue perfected Agent’s Liens on such Copyrights following such recordation;

(v)On each date on which a Compliance Certificate is required to be delivered pursuant to Section 5.1 of the Credit Agreement (or, if an Event of Default has occurred and is continuing, more frequently if requested by Agent), each Grantor shall provide Agent with an updated Schedule 2, 4 and 6 reflecting all new Patents, Trademarks or Copyrights included in the Collateral that are registered or the subject of pending applications for registrations with the PTO or United Stated Copyright Office, as applicable, and that would be required to be listed on the applicable Schedule if they existed on the Closing Date. In the case of such registrations or applications for Trademarks and Patents which were acquired by any Grantor, each such Grantor shall promptly (but in no event later than sixty days (or such longer period as agreed to by Agent in writing in its sole discretion) following such acquisition) file the necessary documents with the appropriate Governmental Authority identifying the applicable Grantor as the owner (or as a co-owner thereof, if such is the case) of such Intellectual Property. In each of the foregoing cases, the applicable Grantor shall, concurrently with the delivery of the next subsequent Compliance Certificate required to be delivered pursuant to Section 5.1 of the Credit Agreement (or such longer period as agreed to by Agent in writing in its sole discretion), cause to be prepared, executed, and delivered to Agent one or more Trademark Security Agreements or Patent Security Agreements, as applicable, or supplemental schedules to previously delivered Trademark Security Agreements, or Patent Security Agreements, as applicable, to identify such Patent and Trademark registrations and applications therefor (with the exception of Trademark applications filed on an intent-to-use basis for which no statement of use or amendment to allege use has been filed with and accepted by the PTO) as being subject to the security interests created thereunder;

(vi)Upon receipt from the United States Copyright Office of notice of registration of any Copyright, each Grantor shall promptly (but in no event later than sixty days (or such longer period as agreed to by Agent in writing in its sole discretion) following such receipt) notify (but without duplication of any notice required by Section 7(g)(v)) Agent of such registration by delivering, or causing to be delivered, to Agent, documentation sufficient for Agent to perfect Agent’s Liens on such Copyright. If any Grantor acquires from any Person any Copyright registered with the United States Copyright Office or an application to register any Copyright with the United States Copyright Office, such Grantor shall promptly (but in no event later than sixty days (or such longer period as agreed to by Agent in writing in its sole discretion) following such acquisition) notify Agent of such acquisition and deliver, or cause to be delivered, to Agent, documentation sufficient for Agent to perfect Agent’s Liens on such Copyright. In the case of such Copyright registrations or applications therefor which were acquired by any Grantor, each such Grantor shall promptly (but in no event later than sixty days (or such longer period as agreed to by Agent in writing in its sole discretion) following such acquisition) file the necessary documents with the appropriate Governmental Authority identifying the applicable Grantor as the owner (or as a co- owner thereof, if such is the case) of such Copyrights;

(vii)Each Grantor shall use commercially reasonable efforts to maintain the confidentiality of the trade secrets owned by such Grantor that are necessary in or material to the conduct of such Grantor’s business, including protecting the secrecy and confidentiality of its proprietary software of which it is the owner or licensee; provided that disclosure in connection with the registration of Intellectual Property or the creation of a source code escrow or a similar arrangement in the ordinary course of business of the Grantors shall not be deemed a breach of this provision. Each Grantor will maintain and enforce a policy prohibiting the use of “copyleft” and “open source” software in a manner that requires the public disclosure of any material aspects of the source code of the proprietary software of such Grantor or the licensing of such proprietary software at no cost; and

(viii)Each Grantor shall, when entering into any Intellectual Property License material to the conduct of the business, use commercially reasonable efforts to obtain an acknowledgement from the licensor to permit the assignment of or grant of a security interest in such Intellectual Property License (and all rights of Grantor thereunder) to Agent (and any transferees of Agent).

(h)Investment Property.

(i)If any Grantor shall acquire, obtain, receive or become entitled to receive any Pledged Interests after the Closing Date, it shall promptly (and in any event within sixty days (or such longer period as agreed to by Agent in writing in its sole discretion) of acquiring or obtaining such Collateral) deliver to Agent a duly executed Pledged Interests Addendum identifying such Pledged Interests;

(ii)Upon the occurrence and during the continuance of an Event of Default, following the request of Agent, all sums of money and property paid or distributed in respect of the Investment Property that are received by any Grantor shall be held by the Grantors in trust for the benefit of Agent segregated from such Grantor’s other property, and such Grantor shall deliver it forthwith to Agent in the exact form received;

(iii)Upon the occurrence and during the continuance of an Event of Default, each Grantor shall promptly deliver to Agent a copy of each material notice or other material communication received by it in respect of any Pledged Interests;

(iv)No Grantor shall make or consent to any amendment or other modification or waiver with respect to any Pledged Interests, Pledged Operating Agreement, or Pledged Partnership Agreement, or enter into any agreement or permit to exist any restriction with respect to any Pledged Interests if the same is prohibited pursuant to the Credit Agreement;

(v)Subject to the last paragraph of Section 3 hereof, each Grantor agrees that it will cooperate with Agent in obtaining all necessary approvals and making all necessary filings under federal, state, or local law to effect the perfection of the Security Interest on the Investment Property or to effect any sale or transfer of the Investment Property; and

(vi)As to all limited liability company or partnership interests owned by such Grantor and issued under any Pledged Operating Agreement or Pledged Partnership Agreement, each Grantor hereby covenants that (A) to the extent each interest in any limited liability company or limited partnership controlled now or in the future by such Grantor and pledged hereunder is a “security” within the meaning of Article 8 of the Code and is governed by Article 8 of the Code, such interest shall be certificated and (B) each such interest shall at all times hereafter continue to be such a security and represented by such certificate. Each Grantor further covenants and agrees that with respect to any interest in any limited liability company or limited partnership controlled now or in the future by such Grantor and pledged hereunder that is not a “security” within the meaning of Article 8 of the Code, such Grantor shall at no time elect to treat any such interest as a “security” within the meaning of Article 8 of the Code, nor shall such interest be represented by a certificate, unless such Grantor provides prior written notification to Agent of such election and such interest is thereafter represented by a certificate that is promptly delivered to Agent pursuant to the terms hereof.

(i)Real Property; Fixtures. Each Grantor covenants and agrees that upon the acquisition of any fee interest in any Material Real Property Asset it will promptly (and in any event within ninety days (or such longer period as agreed to by Agent in writing in its reasonable discretion) of acquisition) notify Agent of the acquisition of such Real Property and will grant to Agent, for the benefit of the Lender Group and the Bank Product Providers, a first priority (subject only to Permitted Liens) Mortgage on the fee interest in such Real Property now or hereafter owned by such Grantor and shall deliver such other documentation and opinions, in form and substance satisfactory to Agent, in connection with the grant of such Mortgage as Agent shall request in its Permitted Discretion, including title insurance policies, financing statements and environmental audits and such Grantor shall pay all recording costs, intangible taxes and other fees and costs (including reasonable attorneys’ fees and expenses) incurred by Agent in connection therewith. Each Grantor acknowledges and agrees that, to the extent permitted by applicable law, all of the Collateral (other than Real Property and fixtures) shall remain personal property.

(j)Transfers and Other Liens. Grantors shall not (i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Collateral, except as expressly permitted by the Credit Agreement, or (ii) create or permit to exist any Lien upon or with respect to any of the Collateral of any Grantor, except for Permitted Liens. The inclusion of Proceeds in the Collateral shall not be deemed to constitute Agent’s consent to any sale or other disposition of any of the Collateral except as expressly permitted in this Agreement or the other Loan Documents.

(k)Controlled Accounts; Controlled Investments.

(i)Subject to any applicable time periods provided under Section 3.6 of the Credit Agreement, each Grantor shall (A) establish and maintain cash management services of a type and on terms reasonably satisfactory to Agent at (x) JPMorgan or (y) a financial institution reasonably satisfactory to the Agent (JPMorgan and each such financial institution, a “Controlled Account Bank”), (B)(1) notify all Account Debtors to make all payments to a Controlled Account, and (2) cause all Collections that may be sent by an Account Debtor directly to such Grantor to be deposited promptly (and in any event within ten Business Days (or, during a Cash Dominion Period, five days) into a Controlled Account and (C) cause all accounts into which Account Debtors make payments to be Collection Accounts.

(ii)Subject to any applicable time periods provided under Section 3.6 of the Credit Agreement with respect to Controlled Accounts existing as of the Closing Date, and promptly (and in any event within (x) ten Business Days (or such longer period as agreed to by Agent in writing in its sole discretion) following the establishment of any Controlled Account with any existing Controlled Account Bank after the Closing Date and (y) thirty days (or such longer period as agreed to by Agent in writing in its sole discretion) following the establishment of any Controlled Account with any new Controlled

Account Bank after the Closing Date, each Grantor shall establish and maintain Control Agreements with Agent and the Controlled Account Bank, in form and substance reasonably acceptable to Agent, which Control Agreements shall substantively provide, among other things (unless Agent agrees otherwise as evidenced by its execution of such Control Agreement), that (A) the Controlled Account Bank will comply with any instructions originated by Agent directing the disposition of the funds in each applicable Controlled Account without further consent by the applicable Grantor; provided that, until the delivery of Activation Instructions (as defined below), Controlled Account Bank will comply with the instructions of the applicable Grantor, (B) the Controlled Account Bank waives, subordinates, or agrees not to exercise any rights of setoff or recoupment or any other claim against each applicable Controlled Account other than for payment of its service fees and other charges directly related to the administration of such Controlled Account and for returned checks or other items of payment, and (C)(1) in the case of Controlled Accounts constituting Collection Accounts, upon the instruction of Agent (an “Activation Instruction”), the Controlled Account Bank will forward by daily sweep, all amounts in each applicable Controlled Account to the Agent’s Account and (2) in the case of Controlled Accounts constituting Operating Accounts, upon the delivery by Agent of an Activation Instruction, the Controlled Account Bank will forward by daily sweep all amounts in each applicable Controlled Account to the Agent’s Account (it being understood and agreed that Agent shall not issue an Activation Instruction with respect to the Controlled Accounts unless a Cash Dominion Period has occurred and is continuing at the time such Activation Instruction is issued). So long as no Event of Default has occurred and is continuing or would result therefrom, Grantors may amend Schedule 9 to add or replace a Deposit Account set forth on Schedule 9 and shall provide to Agent an amended Schedule 9 concurrently with the delivery of a Control Agreement as required by this clause (ii) (or if such Deposit Account is not a Controlled Account, within (x) ten Business Days following the establishment of any Deposit Account with any existing Controlled Account Bank and (y) thirty days following the establishment of any Deposit Account with any other financial institution after the Closing Date). Grantor will endeavor to give Agent prompt notice upon the opening of any Deposit Account opened after the Closing Date.

(iii)Subject to any applicable time periods provided under Section 3.6 of the Credit Agreement, each Grantor shall establish and maintain Control Agreements with Agent and the applicable issuer, securities intermediary, or commodities intermediary, in accordance with the terms of Section 7(k)(ii), with respect to any Permitted Investments consisting of cash, Cash Equivalents, or financial assets or commodities credited to Securities Accounts (other than with respect to Excluded Accounts). So long as no Event of Default has occurred and is continuing or would result therefrom, Grantors may add or replace a Securities Account set forth on Schedule 9 and shall, within 45 days (or such longer period as Agent may agree in its sole discretion) of opening of such new or replacement Securities Account, provide to Agent an amended Schedule 9 and enter into with the applicable issuer, securities intermediary, or commodities intermediary, and deliver to Agent a Control Agreement executed by such Grantor and the applicable issuer, securities intermediary, or commodities intermediary in accordance with clause (ii) above. Grantor will endeavor to give Agent prompt notice upon the opening of any Securities Accounts opened after the Closing Date.

(l)Name, Etc. No Grantor will change its name, chief executive office, organizational identification number, jurisdiction of organization or organizational identity without the prior written consent of the Agent; provided, that any Grantor may change its name or chief executive office without the prior written consent of the Agent upon at least thirty days subsequent written notice to Agent of such change (or such longer period as may be agreed to by the Agent in its sole discretion) (it being understood that delivery of an updated Schedule 7 hereto shall constitute such required written notice).

(m)Account Verification. Following the occurrence and during the continuance of an Event of Default, each Grantor will, and will cause each of its Subsidiaries to, permit Agent, in Agent’s name or in the name of a nominee of Agent, to verify the validity, amount or any other matter relating to any Account, by mail, telephone, facsimile transmission or other electronic means of transmission or otherwise. Further, at the written request of Agent, each Grantor will, and will cause each of its Subsidiaries to, send requests for verification of Accounts or, after the occurrence and during the continuance of an Event of Default, send notices of assignment of Accounts to Account Debtors and other obligors.

(n)[Reserved].

(o)[Reserved].

(p)Keepwell. Each Qualified ECP Grantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to guaranty and otherwise honor all Obligations in respect of Swap Obligations. The obligations of each Qualified ECP Grantor under this Section shall remain in full force and effect until payment in full of the Obligations (other than Contingent Surviving Obligations). Each Qualified ECP Grantor intends that this Section 7(p) constitute, and this Section 7(p) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Grantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

(q)[Reserved].

(r)[Reserved].

(s)[Reserved].

(t)[Reserved].

(u)[Reserved].

(v)[Reserved].

(w)[Reserved].

(x)[Reserved].

8.Relation to Other Security Documents. The provisions of this Agreement shall be read and construed with the other Loan Documents referred to below in the manner so indicated.

(a)Credit Agreement. In the event of any conflict between any provision in this Agreement and a provision in the Credit Agreement, such provision of the Credit Agreement shall control.

(b)Patent, Trademark, Copyright Security Agreements. The provisions of the Copyright Security Agreements, Trademark Security Agreements, and Patent Security Agreements are supplemental to the provisions of this Agreement, and nothing contained in the Copyright Security Agreements, Trademark Security Agreements, or the Patent Security Agreements shall limit any of the rights or remedies of Agent hereunder. In the event of any conflict between any provision in this Agreement and a provision in a Copyright Security Agreement, Trademark Security Agreement or Patent Security Agreement, such provision of this Agreement shall control.

9.Further Assurances.

(a)Subject to the last paragraph of Section 3 hereof, each Grantor agrees that from time to time, at its own expense, such Grantor will promptly execute and deliver all further instruments and documents, and take all further action, that Agent may reasonably request, in order to perfect and protect the Security Interest granted hereby, to create, perfect or protect the Security Interest purported to be granted hereby or to enable Agent to exercise and enforce its rights and remedies hereunder with respect to any of the Collateral.

(b)Subject to the last paragraph of Section 3 hereof, each Grantor authorizes the filing by Agent of financing or continuation statements, or amendments thereto, and such Grantor will execute and deliver to Agent such other instruments or notices, as Agent may reasonably request, in order to perfect and preserve the Security Interest granted or purported to be granted hereby.

(c)Each Grantor authorizes Agent at any time and from time to time to file, transmit, or communicate, as applicable, financing statements and amendments (i) describing the Collateral as “all personal property of debtor”, “all assets of debtor, whether now owned or hereafter acquired, together with all proceeds and products thereof” or “all assets of debtor” or words of similar effect, (ii) describing the Collateral as being of equal or lesser scope or with greater detail, or (iii) that contain any information required by part 5 of Article 9 of the Code for the sufficiency or filing office acceptance.

(d)Each Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement filed in connection with this Agreement without the prior written consent of Agent, subject to such Grantor’s rights under Section 9-509(d)(2) of the Code.

10.Agent’s Right to Perform Contracts, Exercise Rights, Etc. Upon the occurrence and during the continuance of an Event of Default, Agent (or its designee) (a) may proceed to perform any and all of the obligations of any Grantor contained in any contract, lease, or other agreement and exercise any and all rights of any Grantor therein contained as fully as such Grantor itself could, (b) shall have the right (subject to Section 17(b)) to use any Grantor’s rights under Intellectual Property Licenses in connection with the enforcement of Agent’s rights hereunder, including the right to prepare for sale and sell any and all Inventory and Equipment now or hereafter owned by any Grantor and now or hereafter covered by such licenses, and (c) upon three Business Days’ prior written notice to the Grantors, shall have the right to request that any Equity Interests that are pledged hereunder be registered in the name of Agent or any of its nominees.

11.Agent Appointed Attorney-in-Fact.

(a)Each Grantor hereby irrevocably appoints Agent its attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, at such time as an Event of Default has occurred and is continuing under the Credit Agreement, to take any action and to execute any instrument which Agent may reasonably deem necessary or advisable to accomplish the purposes of this Agreement, including:

(i)to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in connection with the Accounts or any other Collateral of such Grantor;

(ii)to receive and open all mail addressed to such Grantor and to notify postal authorities to change the address for the delivery of mail to such Grantor to that of Agent;

(iii)to receive, indorse, and collect any drafts or other instruments, documents, Negotiable Collateral or Chattel Paper;

(iv)to file any claims or take any action or institute any proceedings which Agent may deem necessary or desirable for the collection of any of the Collateral of such Grantor or otherwise to enforce the rights of Agent with respect to any of the Collateral;

(v)to repair, alter, or supply goods, if any, necessary to fulfill in whole or in part the purchase order of any Person obligated to such Grantor in respect of any Account of such Grantor; and

(vi)to use any Intellectual Property or Intellectual Property Licenses of such Grantor, including but not limited to any labels, Patents, Trademarks, trade names, URLs, domain names, industrial designs, Copyrights, or advertising matter, in preparing for sale, advertising for sale, or selling Inventory or other Collateral and to collect any amounts due under Accounts, contracts or Negotiable Collateral of such Grantor (subject, in the case of Trademarks, to Grantor’s right to exercise reasonable quality control as is necessary to maintain the validity and enforceability of those Trademarks).

(b)Agent, on behalf of the Lender Group or the Bank Product Providers, shall have the right, but shall not be obligated, to bring suit in its own name to enforce the Intellectual Property and Intellectual Property Licenses and, if Agent shall commence any such suit, the appropriate Grantor shall, at the request of Agent, do any and all lawful acts and execute any and all proper documents reasonably required by Agent in aid of such enforcement.

(c)To the extent permitted by law, each Grantor hereby ratifies all that such attorney- in-fact shall lawfully do or cause to be done by virtue hereof. This power of attorney is coupled with an interest and shall be irrevocable until payment in full of the Secured Obligations (other than Contingent Surviving Obligations) or the release of such Grantor under this Agreement.

12.Agent May Perform. If any Grantor fails to perform any agreement contained herein, Agent may itself perform, or cause performance of, such agreement, and the reasonable expenses of Agent incurred in connection therewith shall be payable, jointly and severally, by Grantors in accordance with the terms of the Credit Agreement.

13.Agent’s Duties. The powers conferred on Agent hereunder are solely to protect Agent’s interest in the Collateral, for the benefit of the Lender Group and the Bank Product Providers, and shall not impose any duty upon Agent to exercise any such powers. Except for the safe custody of any Collateral in its actual possession and the accounting for moneys actually received by it hereunder, Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its actual possession if such Collateral is accorded treatment substantially equal to that which Agent accords its own property.

14.Collection of Accounts, General Intangibles and Negotiable Collateral. At any time upon the occurrence and during the continuance of an Event of Default, Agent or Agent’s designee may (a) make direct verification from Account Debtors with respect to any or all Accounts that are part of the Collateral, (b) notify Account Debtors of any Grantor that the Accounts, General Intangibles, Chattel Paper or Negotiable Collateral of such Grantor have been assigned to Agent, for the benefit of the Lender Group and the Bank Product Providers, or that Agent has a security interest therein, or (c) collect the Accounts, General Intangibles and Negotiable Collateral of any Grantor directly, and any collection costs and expenses shall constitute part of such Grantor’s Secured Obligations under the Loan Documents.

15.Disposition of Pledged Interests by Agent. None of the Pledged Interests existing as of the date of this Agreement are, and none of the Pledged Interests hereafter acquired on the date of acquisition thereof will be, registered or qualified under the various federal or state securities laws of the United States and disposition thereof after an Event of Default has occurred and is continuing may be restricted to one or more private (instead of public) sales in view of the lack of such registration. Each Grantor understands that in connection with such disposition, Agent may approach only a restricted number of potential purchasers and further understands that a sale under such circumstances may yield a lower price for the Pledged Interests than if such Pledged Interests were registered and qualified pursuant to federal and state securities laws and sold on the open market. Each Grantor, therefore, agrees that: (a) if Agent shall, pursuant to the terms of this Agreement, sell or cause the Pledged Interests or any portion thereof to be sold at a private sale, Agent shall have the right to rely upon the advice and opinion of any nationally recognized brokerage or investment firm (but shall not be obligated to seek such advice and the failure to do so shall not be considered in determining the commercial reasonableness of such action) as to the best manner in which to offer the Pledged Interest or any portion thereof for sale and as to the best price reasonably obtainable at the private sale thereof, and (b) such reliance shall be conclusive evidence that Agent has handled the disposition in a commercially reasonable manner.

16.Voting and Other Rights in Respect of Pledged Interests.

(a)Upon the occurrence and during the continuation of an Event of Default, (i) Agent may, at its option, and with three Business Days prior notice to any Grantor (unless such Event of Default is an Event of Default specified in Section 8.4 or 8.5 of the Credit Agreement, in which case no such notice need be given), and in addition to all rights and remedies available to Agent under any other agreement, at law, in equity, or otherwise, exercise all voting rights, or any other ownership or consensual rights (including any dividend or distribution rights) in respect of the Pledged Interests owned by such Grantor, but under no circumstances is Agent obligated by the terms of this Agreement to exercise such rights, and (ii) if Agent duly exercises its right to vote any of such Pledged Interests, each Grantor hereby appoints Agent, such Grantor’s true and lawful attorney-in-fact and IRREVOCABLE PROXY to vote such Pledged Interests in any manner Agent deems advisable for or against all matters submitted or which may be submitted to a vote of shareholders, partners or members, as the case may be. The power-of-attorney and proxy granted hereby is coupled with an interest and shall be irrevocable.

(b)For so long as any Grantor shall have the right to vote the Pledged Interests owned by it, such Grantor covenants and agrees that it will not, without the prior written consent of Agent, vote or take any consensual action with respect to such Pledged Interests which would materially adversely affect the rights of Agent, the other members of the Lender Group, or the Bank Product Providers, or the value of the Pledged Interests; provided, however, that the foregoing shall not prohibit any action that is otherwise permissible pursuant to the terms of the Credit Agreement.

17.Remedies. Upon the occurrence and during the continuance of an Event of Default:

(a)Agent may, and, at the instruction of the Required Lenders, shall exercise in respect of the Collateral, in addition to other rights and remedies provided for herein, in the other Loan Documents, or otherwise available to it, all the rights and remedies of a secured party on default under the Code or any other applicable law. Without limiting the generality of the foregoing, each Grantor expressly agrees that, in any such event, Agent without demand of performance or other demand, advertisement or notice of any kind (except a notice specified below of time and place of public or private sale) to or upon any Grantor or any other Person (all and each of which demands, advertisements and notices are hereby expressly waived to the maximum extent permitted by the Code or any other applicable law), may take immediate possession of all or any portion of the Collateral and (i) require Grantors to, and each Grantor hereby agrees that it will at its own expense and upon request of Agent forthwith, assemble all or part of the Collateral as directed by Agent and make it available to Agent at one or more locations where such Grantor regularly maintains Inventory, and (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of Agent’s offices or elsewhere, for cash, on credit, and upon such other terms as Agent may deem commercially reasonable. Each Grantor agrees that, to the extent notification of sale shall be required by law, at least ten days notification by mail to the applicable Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification and specifically such notification shall constitute a reasonable “authenticated notification of disposition” within the meaning of Section 9-611 of the Code. Agent shall not be obligated to make any sale of Collateral regardless of notification of sale having been given. Agent may adjourn any public sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor agrees that (A) the internet shall constitute a “place” for purposes of Section 9- 610(b) of the Code, and (B) to the extent notification of sale shall be required by law, notification by mail of the URL where a sale will occur and the time when a sale will commence at least ten days prior to the sale shall constitute a reasonable notification for purposes of Section 9-611(b) of the Code. Each Grantor agrees that any sale of Collateral to a licensor pursuant to the terms of a license agreement between such licensor and a Grantor is sufficient to constitute a commercially reasonable sale (including as to method, terms, manner, and time) within the meaning of Section 9-610 of the Code.

(b)Agent is hereby granted a non-exclusive license or other right to use, without liability for royalties or any other charge, each Grantor’s Intellectual Property, including but not limited to, any labels, Patents, Trademarks, trade names, URLs, domain names, industrial designs, Copyrights, and advertising matter, whether owned by any Grantor or with respect to which any Grantor has rights under license, sublicense, or other agreements (including any Intellectual Property License) (to the extent not expressly prohibited by such license, sublicense or other agreement), as it pertains to the Collateral, for the sole purpose of allowing the Agent to exercise its rights and remedies under this Agreement (including preparing for sale, advertising for sale and selling any Collateral), and including in such license, to the extent necessary to exercise such rights and remedies, reasonable access to media in which any of the licensed items may be recorded or stored and to all computer software used for the compilation or printout thereof, and each Grantor’s rights under all licenses and all franchise agreements shall inure to the benefit of Agent (subject, in the case of Trademarks, to Grantor’s right to exercise reasonable quality control as is necessary to maintain the validity and enforceability of those Trademarks).

(c)Agent may, in addition to other rights and remedies provided for herein, in the other Loan Documents, or otherwise available to it under applicable law and without the requirement of notice to or upon any Grantor or any other Person (which notice is hereby expressly waived to the maximum extent permitted by the Code or any other applicable law), (i) with respect to any Grantor’s Deposit Accounts in which Agent’s Liens are perfected by control under Section 9-104 of the Code, instruct the bank maintaining such Deposit Account for the applicable Grantor to pay the balance of such Deposit Account to or for the benefit of Agent, and (ii) with respect to any Grantor’s Securities Accounts in which Agent’s Liens are perfected by control under Section 9-106 of the Code, instruct the securities intermediary maintaining such Securities Account for the applicable Grantor to (A) transfer any cash in such Securities Account to or for the benefit of Agent, or (B) liquidate any financial assets in such Securities Account that are customarily sold on a recognized market and transfer the cash proceeds thereof to or for the benefit of Agent.

(d)Any cash held by Agent as Collateral and all cash Proceeds received by Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be applied against the Secured Obligations in the order set forth in the Credit Agreement. In the event the proceeds of Collateral are insufficient to satisfy all of the Secured Obligations in full (other than Contingent Surviving Obligations), each Grantor shall remain jointly and severally liable for any such deficiency.

18.Remedies Cumulative. Subject to the provisions of Section 9.2 of the Credit Agreement, each right, power, and remedy of Agent, any other member of the Lender Group, or any Bank Product Provider as provided for in this Agreement, the other Loan Documents or any Bank Product Agreement now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Agreement, the other Loan Documents and the Bank Product Agreements or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by Agent, any other member of the Lender Group, or any Bank Product Provider, of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by Agent, such other member of the Lender Group or such Bank Product Provider of any or all such other rights, powers, or remedies.

19.Marshaling. Agent shall not be required to marshal any present or future collateral security (including but not limited to the Collateral) for, or other assurances of payment of, the Secured Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of its rights and remedies hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights and remedies, however existing or arising. To the extent that it lawfully may, each Grantor hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of Agent’s rights and remedies under this Agreement or under any other instrument creating or evidencing any of the Secured Obligations or under which any of the Secured Obligations is outstanding or by which any of the Secured Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, each Grantor hereby irrevocably waives the benefits of all such laws.

20.Indemnity. Each Grantor agrees to indemnify Agent, the other members of the Lender Group, and the Bank Product Providers from and against all claims, lawsuits and liabilities (including reasonable attorneys’ fees) arising out of or resulting from this Agreement (including enforcement of this Agreement) or any other Loan Document to which such Grantor is a party in accordance with and to the extent set forth in Section 10.3 of the Credit Agreement. This provision shall survive the termination of this Agreement and the Credit Agreement and the repayment of the Secured Obligations.

21.Integration, Amendments; Etc. THIS AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES. No waiver of any provision of this Agreement, and no consent to any departure by any Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment of any provision of this Agreement shall be effective unless the same shall be in writing and signed by Agent and each Grantor to which such amendment applies.

22.Addresses for Notices. All notices and other communications provided for hereunder shall be given in the form and manner and delivered to Agent at its address specified in the Credit Agreement, and to any of the Grantors at the notice address specified for Borrowers in the Credit Agreement, or as to any party, at such other address as shall be designated by such party in a written notice to the other party.

23.Continuing Security Interest; Assignments under Credit Agreement.

(a)This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect until the Secured Obligations have been paid in full (other than Contingent Surviving Obligations) in accordance with the provisions of the Credit Agreement, (ii) be binding upon each Grantor, and their respective successors and assigns, and (iii) inure to the benefit of, and be enforceable by, Agent, and its permitted successors, transferees and assigns. Without limiting the generality of the foregoing clause (iii), any Lender may, in accordance with the provisions of the Credit Agreement, assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise. Upon payment in full of the Secured Obligations (other than Contingent Surviving Obligations) in accordance with the provisions of the Credit Agreement and the expiration or termination of the Commitments, the Guaranty made and the Security Interest granted hereby shall terminate and all rights to the Collateral shall revert to Grantors or any other Person entitled thereto. In addition to the circumstances described in Section 15.11 of the Credit Agreement, the Liens granted to the Agent by the Grantors on any Collateral shall be released (i) if the release of such Lien is approved, authorized or ratified in writing by the requisite number of Lenders required in accordance with Section 14.1 of the Credit Agreement, (ii) to the extent such Collateral ceases to be Collateral (including by virtue of becoming or constituting an Excluded Asset) and (iii) with respect to Notes Priority Collateral, as required pursuant to the ABL/Notes Intercreditor Agreement. At such time, upon Borrowers’ request, Agent will file appropriate UCC amendments releasing Agent’s Lien upon such assets and will otherwise execute such agreements, documents, notices and instruments as may be reasonably requested by the Administrative Borrower. No transfer or renewal, extension, assignment, or termination of this Agreement or of the Credit Agreement, any other Loan Document, or any other instrument or document executed and delivered by any Grantor to Agent nor any additional Revolving Loans or other loans made by any Lender to any Borrower, nor the taking of further security, nor the retaking or re-delivery of the Collateral to Grantors, or any of them, by Agent, nor any other act of the Lender Group or the Bank Product Providers, or any of them, shall release any Grantor from any obligation, except a release or discharge executed in writing by Agent in accordance with the provisions of the Credit Agreement. Agent shall not by any act, delay, omission or otherwise, be deemed to have waived any of its rights or remedies hereunder, unless such waiver is in writing and signed by Agent and then only to the extent therein set forth. A waiver by Agent of any right or remedy on any occasion shall not be construed as a bar to the exercise of any such right or remedy which Agent would otherwise have had on any other occasion.

(b)If any member of the Lender Group or any Bank Product Provider repays, refunds, restores, or returns in whole or in part, any payment or property (including any Proceeds of Collateral) previously paid or transferred to such member of the Lender Group or such Bank Product Provider in full or partial satisfaction of any Secured Obligation or on account of any other obligation of any Loan Party under any Loan Document or any Bank Product Agreement, because the payment, transfer, or the incurrence of the obligation so satisfied is asserted or declared to be void, voidable, or otherwise recoverable under any law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent transfers, preferences, or other voidable or recoverable obligations or transfers (each, a “Voidable Transfer”), or because such member of the Lender Group or Bank Product Provider elects to do so on the reasonable advice of its counsel in connection with a claim that the payment, transfer, or incurrence is or may be a Voidable Transfer, then, as to any such Voidable Transfer, or the amount thereof that such member of the Lender Group or Bank Product Provider elects to repay, restore, or return (including pursuant to a settlement of any claim in respect thereof), and as to all reasonable costs, expenses, and attorneys’ fees of such member of the Lender Group or Bank Product Provider related thereto, (i) the liability of the Loan Parties with respect to the amount or property paid, refunded, restored, or returned will automatically and immediately be revived, reinstated, and restored and will exist, and (ii) Agent’s Liens securing such liability shall be effective, revived, and remain in full force and effect, in each case, as fully as if such Voidable Transfer had never been made. If, prior to any of the foregoing, (A) Agent’s Liens shall have been released or terminated, or (B) any provision of this Agreement shall have been terminated or cancelled, Agent’s Liens, or such provision of this Agreement, shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligation of any Loan Party in respect of such liability or any Collateral securing such liability.

24.Survival. All representations and warranties made by the Grantors in this Agreement and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent, Issuing Bank, or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as the principal of or any accrued interest on any loan or any fee or any other amount payable under the Credit Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.

25.CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a)THE VALIDITY OF THIS AGREEMENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b)THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH GRANTOR AND AGENT WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 25(b).

(c)TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY WAIVES THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A “CLAIM”). EACH PARTY HERETO REPRESENTS THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d)EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK AND THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS

AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST ANY GRANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(e)NO CLAIM MAY BE MADE BY ANY PARTY HERETO AGAINST ANY GRANTOR, THE AGENT, THE SWING LENDER, ANY OTHER LENDER, ISSUING BANK, OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION HEREWITH, AND EACH GRANTOR HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

26.New Subsidiaries. Pursuant to Section 5.11 of the Credit Agreement, certain Subsidiaries (whether by acquisition or creation) of any Grantor are required to enter into this Agreement by executing and delivering in favor of Agent a Joinder to this Agreement in substantially the form of Annex 1. Upon the execution and delivery of Annex 1 by any such new Subsidiary, such Subsidiary shall become a Guarantor and/or Grantor hereunder with the same force and effect as if originally named as a Guarantor and/or Grantor herein. The execution and delivery of any instrument adding an additional Guarantor or Grantor as a party to this Agreement shall not require the consent of any Guarantor or Grantor hereunder. The rights and obligations of each Guarantor and Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor or Grantor hereunder.

27.Agent. Each reference herein to any right granted to, benefit conferred upon or power exercisable by the “Agent” shall be a reference to Agent, for the benefit of each member of the Lender Group and each of the Bank Product Providers.

28.ABL/Notes Intercreditor Agreement. Notwithstanding anything to the contrary herein, this Agreement and the other Loan Documents, the Liens granted to Agent pursuant to the Loan Documents and the exercise of any right or remedy by Agent thereunder with respect to the Collateral, are subject to the provisions of the ABL/Notes Intercreditor Agreement. In the event of any conflict between the terms of the ABL/Notes Intercreditor Agreement and the Loan Documents, the terms of the ABL/Notes Intercreditor Agreement shall govern and control (including as to (i) whether a particular Lien of Agent shall have priority over the Liens of Notes Collateral Agent and (ii) whether a particular Lien of Notes Collateral Agent shall have priority over the Liens of Agent). So long as the ABL/Notes Intercreditor Agreement is in effect, a Loan Party may satisfy its obligations to provide notice or deliver possession or control of any Collateral to Agent by providing notice or delivering possession or control of (a) any ABL Priority Collateral (as defined in the ABL/Notes Intercreditor Agreement) to Agent (or its agent, designee or bailee) or (b) any Notes Priority Collateral (as defined in the ABL/Notes Intercreditor Agreement) to Notes Collateral Agent (or its agent, designee or bailee). Furthermore and for the avoidance of doubt, any actions authorized to be taken hereunder with respect to the Notes Priority Collateral shall be subject to the limitation on enforcement of remedies set forth in the ABL/Notes Intercreditor Agreement.

29.Miscellaneous.

(a)This Agreement is a Loan Document. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

(b)Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

(c)Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

(d)Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against any member of the Lender Group, any Bank Product Provider, or any Grantor, whether under any rule of construction or otherwise. This Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned parties hereto have caused this Agreement to be executed and delivered as of the day and year first above written.

"Grantor"

CPI CARD GROUP INC., a Delaware corporation

By:	/s/ Jeffrey Hochstadt
Name:	Jeffrey Hochstadt
Title:	Vice President

CPI CG INC., a Delaware corporation

By:	/s/ Jeffrey Hochstadt
Name:	Jeffrey Hochstadt
Title:	Vice President

CPI CARD GROUP – INDIANA, INC., an Indiana corporation

By:	/s/ Jeffrey Hochstadt
Name:	Jeffrey Hochstadt
Title:	Vice President

CPI CARD GROUP – TENNESSEE, INC., a Tennessee corporation

By:	/s/ Jeffrey Hochstadt
Name:	Jeffrey Hochstadt
Title:	Vice President

CPI CARD GROUP – MINNESOTA, INC., a Delaware corporation

By:	/s/ Jeffrey Hochstadt
Name:	Jeffrey Hochstadt
Title:	Vice President

CPI HOLDING CO., a Colorado corporation

By:	/s/ Jeffrey Hochstadt
Name:	Jeffrey Hochstadt
Title:	Vice President

[Signature Page to Guaranty and Security Agreement]

CPI CARD GROUP – COLORADO, INC., a Colorado corporation

By:	/s/ Jeffrey Hochstadt
Name:	Jeffrey Hochstadt
Title:	Vice President

[Signatures Continued on Following Page]

[Signature Page to Guaranty and Security Agreement]

[Signatures Continued from Previous Page]

"Agent"

JPMORGAN CHASE BANK, N.A.

By:	/s/ Matthew Harmon
Name:	Matthew Harmon
Title:	Authorized Officer

[Signature Page to Guaranty and Security Agreement]